Exhibit 99.1

Urban Edge Properties		For additional information:
888 Seventh Avenue		Mark Langer, EVP and
New York, NY 10019		Chief Financial Officer
212-956-2556

FOR IMMEDIATE RELEASE:

Urban Edge Properties Reports Fourth Quarter and Full Year 2018 Results

NEW YORK, NY, February 13, 2019 - Urban Edge Properties (NYSE:UE) (the "Company") today announced its results for the quarter and year ended December 31, 2018.

Financial Results(1)(2)

•	Generated net income of $7.3 million, or $0.06 per diluted share, for the quarter and $117.0 million, or $0.92 per diluted share, for the year ended December 31, 2018.

•
Generated Funds from Operations applicable to diluted common shareholders ("FFO") of $38.5 million, or $0.30 per share, for the quarter compared to $5.6 million, or $0.04 per share, for the fourth quarter of 2017 and $168.5 million, or $1.33 per share, for the year ended December 31, 2018 compared to $157.6 million, or $1.33 per share, for the year ended December 31, 2017.

•
Generated FFO as Adjusted of $40.7 million, or $0.32 per share, for the quarter compared to $42.7 million, or $0.34 per share, for the fourth quarter of 2017 and $165.4 million, or $1.31 per share, for the year ended December 31, 2018 compared to $158.5 million, or $1.34 per share, for the year ended December 31, 2017.

•	FFO as Adjusted excludes the effects of natural disasters, write-offs related to tenant bankruptcies and other income and expenses that are not representative of our ongoing core operating results.
Operating Results(1)

•
Increased same-property cash Net Operating Income ("NOI") including properties in redevelopment by 0.1% compared to the fourth quarter of 2017 and by 1.4% compared to the year ended December 31, 2017. Fourth quarter and year ended December 31, 2018 results were negatively impacted by 370 basis points and 160 basis points, respectively, as a result of store closures from tenant bankruptcies.

•
Reported a decline of same-property cash NOI excluding properties in redevelopment of 0.2% over the fourth quarter of 2017. This metric increased by 0.7% compared to the year ended December 31, 2017. Fourth quarter and year ended December 31, 2018 results were negatively impacted by 380 basis points and 160 basis points, respectively, as a result of store closures from tenant bankruptcies.

•
Reported same-property retail portfolio occupancy of 93.2%, a decrease of 340 basis points compared to December 31, 2017, which includes a 380 basis point decline attributable to vacancies from tenant bankruptcies.

•
Reported consolidated retail portfolio occupancy of 92.6%, a decrease of 340 basis points compared to December 31, 2017, which includes a 380 basis point decline attributable to vacancies from tenant bankruptcies.

•
Executed 18 new leases, renewals and options totaling 189,000 square feet ("sf") during the quarter. Same-space leases totaled 169,000 sf and generated average rent spreads of 7.8% on a GAAP basis and 2.3% on a cash basis.

In the past year, the Company has recaptured ten anchor leases due to the bankruptcies of Toys “R” Us, Fallas and National Wholesale Liquidators representing approximately 4% of total gross leasable area ("GLA") that contributed approximately 3% of cash NOI during 2018. The Company views these vacancies as an opportunity to upgrade its spaces with more vibrant retailers and to redevelop certain centers.

Active discussions are under way to release seven of these spaces primarily to national retailers at comparable average rents. The Company is exploring redevelopment opportunities for the remaining three spaces at Bruckner Commons in the Bronx, NY, Hudson Mall in Jersey City, NJ and Lodi Commons in Lodi, NJ.

Development, Redevelopment and Anchor Repositioning Activity
During the fourth quarter, the Company completed four redevelopment projects totaling $8.9 million at Goucher Commons in Towson, MD, Governors Commons in Glen Burnie, MD, Cherry Hill Commons in Cherry Hill, NJ, and Bergen Town Center in Paramus, NJ, which are expected to collectively generate an unleveraged yield of 7%.
The Company has $197 million of active redevelopment projects under way expected to collectively generate a 7% unleveraged yield. Approximately $51 million of that amount remains to be funded.

Balance Sheet Highlights at December 31, 2018(1)(3)(4)

•	Total market capitalization of approximately $3.7 billion comprised of 127.1 million fully-diluted common shares valued at $2.1 billion and $1.6 billion of debt.

•	Net debt to total market capitalization of 30%.

•	Net debt to Adjusted Earnings Before Interest, Tax, Depreciation and Amortization for real estate ("EBITDAre") of 4.7x.

•	$457.5 million of cash and cash equivalents, including restricted cash, and no amounts drawn on the $600 million revolving credit facility.

(1) Refer to "Non-GAAP Financial Measures" and "Operating Metrics" for definitions and additional detail.
(2) Refer to page 8 for a reconciliation of net income to FFO and FFO as Adjusted for the quarter and year ended December 31, 2018.
(3) Refer to page 10 for a reconciliation of net income to EBITDAre and Adjusted EBITDAre for the quarter and year ended December 31, 2018.
(4) Net debt as of December 31, 2018 is calculated as total consolidated debt of $1.6 billion less total cash and cash equivalents, including restricted cash, of $457.5 million.

Non-GAAP Financial Measures
The Company uses certain non-GAAP performance measures, in addition to the primary GAAP presentations, as we believe these measures improve the understanding of the Company's operational results. We continually evaluate the usefulness, relevance, limitations, and calculation of our reported non-GAAP performance measures to determine how best to provide relevant information to the investing public, and thus such reported measures are subject to change. The Company's non-GAAP performance measures have limitations as they do not include all items of income and expense that affect operations, and accordingly, should always be considered as supplemental financial results. The following non-GAAP measures are commonly used by the Company and investing public to understand and evaluate our operating results and performance:

•
FFO: The Company believes FFO is a useful, supplemental measure of its operating performance that is a recognized metric used extensively by the real estate industry and, in particular REITs. FFO, as defined by the National Association of Real Estate Investment Trusts ("NAREIT") and the Company, is net income (computed in accordance with GAAP), excluding gains (or losses) from sales of depreciable real estate and land when connected to the main business of a REIT, impairments on depreciable real estate or land related to a REIT's main business and rental property depreciation and amortization expense. The Company believes that financial analysts, investors and shareholders are better served by the presentation of comparable period operating results generated from FFO primarily because it excludes the assumption that the value of real estate assets diminish predictably. FFO does not represent cash flows from operating activities in accordance with GAAP, should not be considered an alternative to net income as an indication of our performance, and is not indicative of cash flow as a measure of liquidity or our ability to make cash distributions.

•
FFO as Adjusted: The Company provides disclosure of FFO as Adjusted because it believes it is a useful supplemental measure of its core operating performance that facilitates comparability of historical financial periods. FFO as Adjusted is calculated by making certain adjustments to FFO to account for items the Company does not believe are representative of ongoing core operating results, including non-comparable revenues and expenses. The Company's method of calculating FFO as Adjusted may be different from methods used by other REITs and, accordingly, may not be comparable to such other REITs.

•
Cash NOI: The Company uses cash NOI internally to make investment and capital allocation decisions and to compare the unlevered performance of our properties to our peers. The Company believes cash NOI is useful to investors as a performance measure because, when compared across periods, cash NOI reflects the impact on operations from trends in occupancy rates, rental rates, operating costs and acquisition and disposition activity on an unleveraged basis, providing perspective not immediately apparent from operating income or net income. The Company calculates cash NOI using net income as defined by GAAP reflecting only those income and expense items that are incurred at the property level, adjusted for the following items: lease termination fees, bankruptcy settlement income, non-cash rental income and ground rent expense, and income or expenses that we do not believe are representative of ongoing operating results, if any.

•
Same-property Cash NOI: The Company provides disclosure of cash NOI on a same-property basis, which includes the results of properties that were owned and operated for the entirety of the reporting periods being compared totaling 83 properties for the quarters ended December 31, 2018 and 2017 and 75 properties for the years ended December 31, 2018 and 2017. Information provided on a same-property basis excludes properties under development, redevelopment or that involve anchor repositioning where a substantial portion of the gross leasable area ("GLA") is taken out of service and also excludes properties acquired, sold, or under contract to be sold during the periods being compared. As such, same-property cash NOI assists in eliminating disparities in net income due to the development, redevelopment, acquisition or disposition of properties or properties that involve anchor repositioning during the periods presented, and thus provides a more consistent performance measure for the comparison of the operating performance of the Company's properties. While there is judgment surrounding changes in designations, a property is removed from the same-property pool when it is designated as a redevelopment property because it is undergoing significant renovation or retenanting pursuant to a formal plan that is expected to have a significant impact on its operating income. A development or redevelopment property is moved back to the same-property pool once a substantial portion of the NOI growth expected from the development or redevelopment is reflected in both the current and comparable prior year period, generally one year after at least 80% of the expected NOI from the project is realized on a cash basis. Acquisitions are moved into the same-property pool once we have owned the property for the entirety of the comparable periods and the property is not under significant development or redevelopment. The Company has also provided disclosure of cash NOI on a same-property basis adjusted to include redevelopment properties. Same-property cash NOI may include other adjustments as detailed in the

Reconciliation of Net Income to cash NOI and same-property cash NOI included in the tables accompanying this press release.

•
EBITDAre and Adjusted EBITDAre: EBITDAre and Adjusted EBITDAre are supplemental, non-GAAP measures utilized by us in various financial ratios. The White Paper on EBITDAre, approved by NAREIT's Board of Governors in September 2017, defines EBITDAre as net income (computed in accordance with GAAP), adjusted for interest expense, income tax expense, depreciation and amortization, losses and gains on the disposition of depreciated property, impairment write-downs of depreciated property and investments in unconsolidated joint ventures, and adjustments to reflect the entity's share of EBITDAre of unconsolidated joint ventures. EBITDAre and Adjusted EBITDAre are presented to assist investors in the evaluation of REITs, as a measure of the Company's operational performance as they exclude various items that do not relate to or are not indicative of our operating performance and because they approximate key performance measures in our debt covenants. Accordingly, the Company believes that the use of EBITDAre and Adjusted EBITDAre, as opposed to income before income taxes, in various ratios provides meaningful performance measures related to the Company's ability to meet various coverage tests for the stated periods. Adjusted EBITDAre may include other adjustments not indicative of operating results as detailed in the Reconciliation of Net Income to EBITDAre and Adjusted EBITDAre included in the tables accompanying this press release. The Company also presents the ratio of net debt (net of cash) to annualized Adjusted EBITDAre as of December 31, 2018, and net debt (net of cash) to total market capitalization, which it believes is useful to investors as a supplemental measure in evaluating the Company's balance sheet leverage. The presentation of EBITDAre and Adjusted EBITDAre is consistent with EBITDA and Adjusted EBITDA as presented in prior periods.

The Company believes net income is the most directly comparable GAAP financial measure to the non-GAAP performance measures outlined above. Reconciliations of these measures to net income have been provided in the tables accompanying this press release.

Operating Metrics

The Company presents certain operating metrics related to our properties, including occupancy, leasing activity and rental rates. Operating metrics are used by the Company and are useful to investors in facilitating an understanding of the operational performance for our properties.

Occupancy metrics represent the percentage of occupied gross leasable area based on executed leases (including properties in development and redevelopment) and includes leases signed, but for which rent has not yet commenced. Same-property retail portfolio occupancy includes shopping centers and malls that have been owned and operated for the entirety of the reporting periods being compared totaling 83 properties for the quarters ended December 31, 2018 and 2017 and 75 properties for the years ended December 31, 2018 and 2017. Occupancy metrics presented for the Company's same-property retail portfolio excludes properties under development, redevelopment or that involve anchor repositioning where a substantial portion of the gross leasable area is taken out of service and also excludes properties acquired within the past 12 months, properties sold, or under contract to be sold during the periods being compared.

Executed new leases, renewals and exercised options are presented on a same-space basis. Same-space leases represent those leases signed on spaces for which there was a previous lease with comparable gross leasable area.

ADDITIONAL INFORMATION
For a copy of the Company’s supplemental disclosure package, please access the "Investors" section of our website at www.uedge.com. Our website also includes other financial information, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and amendments to those reports.

ABOUT URBAN EDGE
Urban Edge Properties is a NYSE listed real estate investment trust focused on managing, acquiring, developing, and redeveloping retail real estate in urban communities, primarily in the New York metropolitan region. Urban Edge owns 88 properties totaling 16.3 million square feet of gross leasable area.

FORWARD-LOOKING STATEMENTS
Certain statements contained in this Press Release constitute forward-looking statements as such term is defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are not guarantees of future performance. They represent our intentions, plans, expectations and beliefs and are subject to numerous assumptions, risks and uncertainties. Our future results, financial condition and business may differ materially from those expressed in these forward-looking statements. You can find many of these statements by looking for words such as “approximates,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “would,” “may” or other similar expressions in this Press Release. Many of the factors that will determine the outcome of these and our other forward-looking statements are beyond our ability to control or predict; these factors include, among others, the Company's ability to complete its active development, redevelopment and anchor repositioning projects, the Company's ability to pursue, finance and complete acquisition opportunities, the Company's ability to engage in the projects in its planned expansion and redevelopment pipeline, the Company's ability to achieve the estimated unleveraged returns for such projects and acquisitions, the estimated remediation and repair costs related to natural disasters at the affected properties and the loss of or bankruptcy of a major tenant and the impact of any such event. For further discussion of factors that could materially affect the outcome of our forward-looking statements, see “Risk Factors” in Part I, Item 1A, of our Annual Report on Form 10-K for the year ended December 31, 2018 and the other documents filed by the Company with the Securities and Exchange Commission.

For these statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. You are cautioned not to place undue reliance on our forward-looking statements, which speak only as of the date of this Press Release. All subsequent written and oral forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. We do not undertake any obligation to release publicly any revisions to our forward-looking statements to reflect events or circumstances occurring after the date of this Press Release.

URBAN EDGE PROPERTIES
CONSOLIDATED BALANCE SHEETS
(In thousands, except share and per share amounts)

	December 31,	December 31,
	2018	2017
ASSETS
Real estate, at cost:
Land	$525,819	$521,669
Buildings and improvements	2,156,113	2,010,527
Construction in progress	80,385	133,761
Furniture, fixtures and equipment	6,675	5,897
Total	2,768,992	2,671,854
Accumulated depreciation and amortization	(645,872)	(587,127)
Real estate, net	2,123,120	2,084,727
Cash and cash equivalents	440,430	490,279
Restricted cash	17,092	10,562
Tenant and other receivables, net of allowance for doubtful accounts of $6,486 and $4,937, respectively	28,563	20,078
Receivable arising from the straight-lining of rents, net of allowance for doubtful accounts of $134 and $494, respectively	84,903	85,843
Identified intangible assets, net of accumulated amortization of $39,526 and $33,827, respectively	68,422	87,249
Deferred leasing costs, net of accumulated amortization of $16,826 and $14,796, respectively	21,277	20,268
Deferred financing costs, net of accumulated amortization of $2,764 and $1,740, respectively	2,219	3,243
Prepaid expenses and other assets	12,968	18,559
Total assets	$2,798,994	$2,820,808

LIABILITIES AND EQUITY
Liabilities:
Mortgages payable, net	$1,550,242	$1,564,542
Accounts payable, accrued expenses and other liabilities	98,517	84,766
Identified intangible liabilities, net of accumulated amortization of $65,058 and $65,832, respectively	144,258	180,959
Total liabilities	1,793,017	1,830,267
Commitments and contingencies
Shareholders’ equity:
Common shares: $0.01 par value; 500,000,000 shares authorized and 114,345,565 and 113,827,529 shares issued and outstanding, respectively	1,143	1,138
Additional paid-in capital	956,420	946,402
Accumulated deficit	(52,857)	(57,621)
Noncontrolling interests:
Operating partnership	100,822	100,218
Consolidated subsidiaries	449	404
Total equity	1,005,977	990,541
Total liabilities and equity	$2,798,994	$2,820,808

URBAN EDGE PROPERTIES
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except share and per share amounts)

	Quarter Ended December 31,		Year Ended December 31,
	2018	2017	2018	2017
REVENUE
Rental revenue	$100,403	$96,661	$411,298	$365,082
Management and development fees	405	336	1,469	1,535
Income from acquired leasehold interest	—	—	—	39,215
Other income	115	379	1,393	1,210
Total revenue	100,923	97,376	414,160	407,042
EXPENSES
Depreciation and amortization	25,878	21,776	99,422	82,281
Real estate taxes	15,919	15,762	63,655	59,737
Property operating	14,814	15,036	74,222	50,894
General and administrative	9,405	7,693	34,984	30,691
Casualty and impairment loss, net	5,674	1,745	4,426	7,382
Ground rent	3,238	2,851	11,448	10,848
Provision for doubtful accounts	1,550	1,771	4,138	3,445
Total expenses	76,478	66,634	292,295	245,278
Operating income	24,445	30,742	121,865	161,764
Gain on sale of real estate	—	—	52,625	202
Interest income	2,393	1,066	8,336	2,248
Interest and debt expense	(16,809)	(14,839)	(64,868)	(56,218)
Gain (loss) on extinguishment of debt	—	(34,062)	2,524	(35,336)
Income before income taxes	10,029	(17,093)	120,482	72,660
Income tax (expense) benefit	(2,778)	1,220	(3,519)	278
Net income (loss)	7,251	(15,873)	116,963	72,938
Less net (income) loss attributable to noncontrolling interests in:
Operating partnership	(727)	1,607	(11,768)	(5,824)
Consolidated subsidiaries	(11)	(11)	(45)	(44)
Net income (loss) attributable to common shareholders	$6,513	$(14,277)	$105,150	$67,070

Earnings (loss) per common share - Basic:	$0.06	$(0.13)	$0.92	$0.62
Earnings (loss) per common share - Diluted:	$0.06	$(0.13)	$0.92	$0.61
Weighted average shares outstanding - Basic	114,140	113,642	113,863	107,132
Weighted average shares outstanding - Diluted	114,314	113,642	114,051	118,390

Reconciliation of Net Income to FFO and FFO as Adjusted

The following table reflects the reconciliation of net income to FFO and FFO as Adjusted for the quarters and years ended December 31, 2018 and 2017, respectively. Net income is considered the most directly comparable GAAP measure. Refer to "Non-GAAP Financial Measures" on page 3 for a description of FFO and FFO as Adjusted.

	Quarter Ended December 31,		Year Ended December 31,
	2018	2017	2018	2017
Net income (loss)	$7,251	$(15,873)	$116,963	$72,938
Less net (income) loss attributable to noncontrolling interests in:
Operating partnership	(727)	1,607	(11,768)	(5,824)
Consolidated subsidiaries	(11)	(11)	(45)	(44)
Net income (loss) attributable to common shareholders	6,513	(14,277)	105,150	67,070
Adjustments:
Rental property depreciation and amortization	25,675	21,515	98,644	81,401
Gain on sale of real estate	—	—	(52,625)	(202)
Real estate impairment loss	5,574	—	5,574	3,467
Limited partnership interests in operating partnership	727	(1,607)	11,768	5,824
FFO Applicable to diluted common shareholders	38,489	5,631	168,511	157,560
FFO per diluted common share(1)	0.30	0.04	1.33	1.33
Adjustments to FFO:
Tax impact from Hurricane Maria	2,115	(1,767)	2,344	(1,767)
Construction rental abatement	127	902	291	902
Transaction costs	95	—	491	278
Impact of tenant bankruptcies(2)	6	—	(5,075)	—
Tenant bankruptcy settlement income	(24)	(27)	(329)	(655)
Casualty (gain) loss, net(4)	(86)	3,922	(777)	6,092
Executive transition costs(3)	—	—	1,932	—
Environmental remediation costs	—	—	584	—
(Gain) loss on extinguishment of debt	—	34,062	(2,524)	35,336
Income from acquired leasehold interest	—	—	—	(39,215)
FFO as Adjusted applicable to diluted common shareholders	$40,722	$42,723	$165,448	$158,531
FFO as Adjusted per diluted common share(1)	$0.32	$0.34	$1.31	$1.34

Weighted Average diluted common shares(1)	126,537	126,665	126,584	118,392
(1) Weighted average diluted shares used to calculate FFO per share and FFO as Adjusted per share for the quarter and year ended December 31, 2018 and the quarter ended December 31, 2017 are higher than the GAAP weighted average diluted shares as a result of the dilutive impact of LTIP and OP units which may be redeemed for our common stock. These redeemable units are not included in the weighted average diluted share count for GAAP purposes because their inclusion is anti-dilutive. LTIP and OP units are included for the year ended December 31, 2017 as their inclusion is dilutive.
(2) Amount for the quarter ended December 31, 2018 includes the write-off of reserves on receivables from straight-line rents, partially offset by the write-off of below-market intangible liabilities. Amount for the year ended December 31, 2018, comprises write-offs of below-market intangible liabilities, partially offset by lease termination payments and write-offs of reserves on receivables from straight-line rents.
(3) Amount reflects costs associated with hiring a new Chief Operating Officer and a new President of Development and severance expenses related to the termination of a prior executive.
(4) Amounts reflect insurance proceeds net of gains/(losses) as a result of Hurricane Maria in Puerto Rico in September 2017 and a tornado in Wilkes-Barre, PA, in June 2018:

	Quarter Ended December 31,		Year Ended December 31,
(in thousands)	2018	2017	2018	2017
Insurance proceeds, net of casualty related expenses	$(100)	$(1,745)	$1,148	$(1,745)
Reversal of provision for doubtful accounts on previously reserved balances (provision for doubtful accounts)	—	(1,249)	369	(1,249)
Property rental and tenant reimbursement adjustments (losses)	186	(928)	(740)	(928)
Write-off of net book value of assets damaged	—	—	—	(2,170)
Casualty gain (loss), net	$86	$(3,922)	$777	$(6,092)

Reconciliation of Net Income to Cash NOI and Same-Property Cash NOI

The following table reflects the reconciliation of net income to cash NOI, same-property cash NOI and same-property cash NOI including properties in redevelopment for the quarters and years ended December 31, 2018 and 2017, respectively. Net income is considered the most directly comparable GAAP measure. Refer to "Non-GAAP Financial Measures" on page 3 for a description of cash NOI and same-property cash NOI.

	Quarter Ended December 31,		Year Ended December 31,
(Amounts in thousands)	2018	2017	2018	2017
Net income (loss)	$7,251	$(15,873)	$116,963	$72,938
Management and development fee income from non-owned properties	(405)	(336)	(1,469)	(1,535)
Other (income) expense	(27)	6	(146)	(118)
Depreciation and amortization	25,878	21,776	99,422	82,281
General and administrative expense	9,405	7,693	34,984	30,691
Casualty and impairment loss, net(1)	5,674	1,745	4,426	7,382
Gain on sale of real estate	—	—	(52,625)	(202)
Interest income	(2,393)	(1,066)	(8,336)	(2,248)
Interest and debt expense	16,809	14,839	64,868	56,218
(Gain) loss on extinguishment of debt	—	34,062	(2,524)	35,336
Income tax expense (benefit)	2,778	(1,220)	3,519	(278)
Non-cash revenue and expenses	(3,522)	(2,354)	(32,117)	(47,161)
Cash NOI(2)	61,448	59,272	226,965	233,304
Adjustments:
Non-same property cash NOI(2)(3)	(6,878)	(6,427)	(51,132)	(44,623)
Tenant bankruptcy settlement and lease termination income	(24)	(347)	(1,028)	(975)
Natural disaster related operating (gain) loss(4)	(132)	1,267	40	1,267
Lease termination payments	—	—	15,500	—
Construction rental abatement	127	902	291	902
Environmental remediation costs	—	—	584	—
Same-property cash NOI(6)	$54,541	$54,667	$191,220	$189,875
Cash NOI related to properties being redeveloped(5)	5,269	5,066	20,431	18,937
Same-property cash NOI including properties in redevelopment(6)	$59,810	$59,733	$211,651	$208,812
(1) The quarter ended December 31, 2018 reflects impairment losses recognized at our properties in Salem, NH and West Babylon, NY and hurricane-related expenses. The year ended December 31, 2018 reflects these items, partially offset by insurance proceeds, net of casualty-related expenses. The quarter ended December 31, 2017 includes hurricane-related expenses. The year ended December 31, 2017 also includes a write-off of net book value of assets damaged and real estate impairment losses.
(2) Cash NOI is calculated as total property revenues less property operating expenses excluding the net effects of non-cash rental income and non-cash ground rent expense but includes bad debt expense.
(3) Non-same property cash NOI includes cash NOI related to properties being redeveloped and properties acquired or disposed.
(4) The quarter ended December 31, 2018 excludes rental and tenant reimbursement adjustments pertaining to Hurricane Maria at Las Catalinas. The year ended December 31, 2018 reflects rental and tenant reimbursement losses, offset by reversals of provisions for payments received from tenants at Las Catalinas. The quarter and year ended December 31, 2017 reflect rental and tenant reimbursement losses and provisions for outstanding amounts due from tenants at Las Catalinas.
(5) The quarter ended December 31, 2018 excludes rental and tenant reimbursement adjustments pertaining to Hurricane Maria at Montehiedra. The year ended December 31, 2018 excludes rental and tenant reimbursement losses, partially offset by a reversal of provisions for payments received from tenants at Montehiedra. The quarter and year ended December 31, 2017 excludes rental and tenant reimbursement losses as well as provisions for outstanding amounts due from tenants at Montehiedra.
(6) The results for the quarter and year ended December 31, 2018 were negatively impacted by store closures from tenant bankruptcies. Excluding these amounts, same-property cash NOI would have increased by 3.6% for the quarter and by 2.3% for the year ended December 31, 2018, and same-property cash NOI including properties in redevelopment would have increased by 3.8% for the quarter and by 3.0% for the year ended December 31, 2018:

	Quarter Ended December 31,		Percent Change	Year Ended December 31,		Percent Change
	2018	2017		2018	2017
Same-property cash NOI	$54,541	$54,667	(0.2)%	$191,220	$189,875	0.7%
Cash NOI lost due to tenant bankruptcies	2,084	—		3,087	—
Same-property cash NOI including item above	56,625	54,667	3.6%	194,307	189,875	2.3%
Cash NOI related to properties being redeveloped	5,269	5,066		20,431	18,937
Cash NOI lost due to tenant bankruptcies at properties being redeveloped	120	—		300	—
Same-property cash NOI including properties in redevelopment and including item above	$62,014	$59,733	3.8%	$215,038	$208,812	3.0%

Reconciliation of Net Income to EBITDAre and Adjusted EBITDAre

The following table reflects the reconciliation of net income to EBITDAre and Adjusted EBITDAre for the quarter and year ended December 31, 2018 and 2017, respectively. Net income is considered the most directly comparable GAAP measure. Refer to "Non-GAAP Financial Measures" on page 3 for a description of EBITDAre and Adjusted EBITDAre.

	Quarter Ended December 31,		Year Ended December 31,
(Amounts in thousands)	2018	2017	2018	2017
Net income (loss)	$7,251	$(15,873)	$116,963	$72,938
Depreciation and amortization	25,878	21,776	99,422	82,281
Interest and debt expense	16,809	14,839	64,868	56,218
Income tax expense (benefit)	2,778	(1,220)	3,519	(278)
Gain on sale of real estate	—	—	(52,625)	(202)
Real estate impairment loss	5,574	—	5,574	3,467
EBITDAre	58,290	19,522	237,721	214,424
Adjustments for Adjusted EBITDAre:
Construction rental abatement	127	902	291	902
Transaction costs	95	—	491	278
Impact of tenant bankruptcies(2)	6	—	(5,075)	—
Tenant bankruptcy settlement income	(24)	(27)	(329)	(655)
Casualty (gain) loss, net(1)	(86)	3,922	(777)	6,092
Executive transition costs(3)	—	—	1,932	—
Environmental remediation costs	—	—	584	—
(Gain) loss on extinguishment of debt	—	34,062	(2,524)	35,336
Income from acquired leasehold interest	—	—	—	(39,215)
Adjusted EBITDAre	$58,408	$58,381	$232,314	$217,162
((1) Refer to footnote 4 on page 8, Reconciliation of Net Income to FFO and FFO as Adjusted, for the adjustments included in this line item.
(2) Refer to footnote 2 on page 8, Reconciliation of Net Income to FFO and FFO as Adjusted, for the adjustments included in this line item.
(3) Amount reflects costs associated with hiring a new Chief Operating Officer and a new President of Development and severance expenses related to the termination of a prior executive.